EXHIBIT 23

Analysis, Research & Planning Corporation’s Consent

Union Carbide Corporation:

Analysis, Research & Planning Corporation (“ARPC”) hereby consents to the use of ARPC’s name and the reference to ARPC’s reports appearing in this Annual Report on Form 10-K of Union Carbide Corporation for the year ended December 31, 2006.

/s/ B. THOMAS FLORENCE
B. Thomas Florence
President
Analysis, Research & Planning Corporation
February 16, 2007

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